EXHIBIT 10.1

AUFHEBUNGSVERTRAG / TERMINATION AGREEMENT

zwischen / between
TEKELEC GERMANY GMBH
und / and
WOLRAD CLAUDY

Aufhebungsvertrag / Termination Agreement
zwischen / between:
Tekelec Germany GmbH, Ecos Office Centre, Im Leuschnerpark 4, D-64347 Griesheim Germany
- nachfolgend “Gesellschaft” / “Company” -
und / and
Wolrad Claudy, Roemerhofstr. 15, D-64823 Gross Umstadt, Germany
- nachfolgend “Geschäftsführer” / “Managing Director” -

Herr Claudy ist Geschäftsführer der Gesellschaft. Sein Anstellungsverhältnis wurde durch Vertrag vom 22.08.2008 begründet.	Mr. Claudy is director of the Company. His service relationship has been established by contract of 22.08.2008.

Dieses Anstellungsverhältnis wird wie folgt beendet:	This service relationship ends as follows:

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§ 1 Niederlegung des Amtes	§ 1 Resignation from Office as Director

Der Geschäftsführer legt auf Wunsch der Gesellschaft bei der Unterzeichnung dieser Vereinbarung sein Amt als Geschäftsführer der Gesellschaft sowie als Geschäftsführer der iptelorg GmbH durch ein an die Gesellschaft gerichtetes Schreiben nieder.

On request by the Company, on signature of this agreement the Managing Director shall resign from office as director of the Company and as director of iptelorg GmbH by way of a letter addressed to the Company.

An der Berichtigung der Handelsregister wirkt der Geschäftsführer mit.	The Managing Director shall cooperate with regard to amendments of the commercial register.

§ 2 Beendigung Dienstvertrag	§ 2 Termination of the Service Contract

Die Vertragsparteien sind sich einig, dass das zwischen ihnen bestehende Anstellungsverhältnis auf Veranlassung der Gesellschaft mit dem 31.10.2011 sein Ende finden wird.	The parties to the contract agree that the service relationship existing between them shall be terminated at the instigation of the Company as of 31.10.2011.

§ 3 Freistellung	§ 3 Release from Duties

(1)  Der Geschäftsführer wird sofort im Anschluss an die Unterzeichnung dieses Vertrages für den Zeitraum von drei Monaten widerruflich von der Verpflichtung zur Erbringung der Arbeitsleistung unter Fortzahlung der vereinbarten Vergütung gem. § 4 freigestellt. Während dieses Zeitraums hat er sich für die bestimmte Aufgaben auf Abruf zur Verfügung zu halten, insbesondere, aber nicht abschließend, für folgende Aufgaben: Bericht über den aktuellen Status wichtiger Kundenbeziehungen, Übergabe von Kundenbeziehungen inkl. Kundenbesuche, Einführung von Tekelec Mitarbeitern bei wichtigen Kunden etc.
Nach Ablauf dieses Zeitraums von drei Monaten bleibt die Freistellung

(1)  The Managing Director shall be revocably released from the duty to perform his work immediately after signature of this Agreement and for the duration of three months, while continuing to receive the remuneration stipulated in § 4. During this period he shall ensure that he is on call for specific tasks, in particular, but not exclusively for the following tasks: Status of customer accounts, transitions of customer relationships including physically visiting customers and introducing Tekelec employees to important customers etc.

After the expiry of this three months period, the Managing Director shall remain re-

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      unwiderruflich unter Fortzahlung der vereinbarten Vergütung gem. § 4 und unter Anrechnung noch bestehender Urlaubsansprüche bis zum Beendigungstermin aufrecht erhalten. Während der Zeit der Freistellung finden § 615 Satz 2 und § 326 Abs. 2 Satz 2 BGB keine Anwendung.

      leased from his obligation to perform his contractual duties (placed on garden leave) irrevocably, while continuing to receive the remuneration stipulated in § 4. Any outstanding leave and/or time off in lieu shall be deemed taken during this period. While the Managing Director is on garden leave, § 615, second sentence and § 326 para. 2, second sentence, of the German Civil Code (BGB) shall not be applicable.

(2)  Wettbewerbstätigkeit zu Lasten der Gesellschaft ist und bleibt der Geschäftsführer während der Freistellung untersagt. Entsprechendes gilt für die Begründung oder Beteiligung an einem Wettbewerb treibenden Unternehmen, ausgenommen der Erwerb börsengängiger Wertpapiere im Rahmen üblicher Kapitalanlage (bis max 5% des Grundkapitals des jeweiligen Unternehmens).

(2)  The Managing Director shall not engage in any competitive activity to the detriment of the Company during the period in which he is released from his duties. The same shall apply to the establishment of or participation in a competitive company with the exception of the acquisition of securities in a listed company in the scope of normal capital investments (up to a maximum of 5% of the share capital in the respective company).

(3)  Der Geschäftsführer wird während der Freistellung beabsichtigte Erwerbstätigkeit oder unternehmerische Tätigkeit der Gesellschaft jeweils unverzüglich und vor deren Aufnahme schriftlich anzeigen und sie unterlassen, soweit die Gesellschaft aus vorgenannten Gründen widerspricht. Eine etwaige Vergütung aus solcher Erwerbstätigkeit oder unternehmerischer Tätigkeit ist nicht auf Vergütungsansprüche des Geschäftsführers aus dieser Vereinbarung anzurechnen.

(3)  The Managing Director shall notify the Company in writing without undue delay of any gainful occupation or entrepreneurial activity in which he intends to engage during the period for which he is released from his duties before commencing such activity and refrain therefrom should the Company object for the above-mentioned reasons. Any remuneration received from such gainful occupation or entrepreneurial activity shall not be offset against the claims for remuneration of the Managing Director under this Agreement.

§ 4 Vertragliche Bezüge	§ 4 Contractual Remuneration

(1) Der Geschäftsführer erhält monatlich bis zum Ende des Dienstvertrages seine festen vertraglichen Bezüge in Höhe von EUR 16.250 brutto sowie die Pkw-Zulage in Höhe	(1) The Managing Director shall receive his fixed contractual base remuneration of EUR 16.250 gross and car allowance of EUR 1.926,13 gross on a monthly basis until the

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von 1.926,13 EUR brutto. Die Gesellschaft wird bis zum Ende des Dienstvertrages die Sozialversicherungsbeiträge für den Geschäftsführer weiterzahlen.	Service Contract ends. The Company will continue to pay the social security contributions for the Managing Director until the Service Contract ends.

(2)  Darüber hinaus hat der Geschäftsführer bis zum Ende des Dienstvertrages Anspruch auf die variable Vergütung, die ihm gemäß des veröffentlichten 2011 Sales Compensation Plan for Wolrad Claudy zusteht. Diese variabel Vergütung ist unverfallbar. Eine einseitige Abänderung des Sales Compensation Plan for Wolrad Claudy durch die Gesellschaft ist unzulässig.

(2)  In addition the Managing Director is entitled to receive commissions deemed earned until the Service Contract ends as described in the publically filed 2011 Sales Compensation Plan for Wolrad Claudy. This commission is non-forfeitable. A unilateral change of the Sales Compensation Plan for Wolrad Claudy by the Company is impermissible.

§ 5 Abfindung, Officer Severance Plan	§ 5 Severance Payment, Officer Severance Plan

(1)  Die Gesellschaft zahlt dem Geschäftsführer für den Verlust der Anstellung gemäß § 2 dieser Vereinbarung eine Abfindung, die auch die Fortzahlung sämtlicher bisheriger von der Gesellschaft für den Geschäftsführer getragenen Krankenversicherungsbeiträge beinhaltet und deren Höhe und Dauer sich nach dem nachstehenden Absatz (2) und ergänzend nach dem anwendbaren Officer Severance Plan richtet. Die Gesellschaft bestätigt, dass der Geschäftsführer zum Erhalt der Abfindung nach dem anwendbaren Officer Severance Plan mit der Position ,,EVP” berechtigt ist. Die Gesellschaft bzw. ein etwaiger Rechtsnachfolger der Gesellschaft ist Schuldner dieser Abfindung. Tekelec Inc., 5200 Paramount Parkway, Morrisville, NC 27560, USA, oder ein etwaiger Rechtsnachfolger wird für den Abfindungsanspruch eine unbefristete, unwiderrufliche, selbstschuldnerische Bürgschaft auf erstes Anfordern gegenüber dem Geschäftsführer erklären. Der

(1)  As compensation for the loss of his employment pursuant to § 2 of this Agreement the Company shall pay the Managing Director a severance payment which also includes continued payment of Health Care Coverage paid by the Company for the Managing Director up to now and whose amount and period shall be determined pursuant to paragraph (2) below and in addition pursuant to the applicable Officer Severance Plan. The Company confirms that the Managing Directory is eligible to receive the severance payment under the applicable Officer Severance Plan with the position “EVP”. The Company or a possible successor in title is debtor of the severance payment. Tekelec Inc., 5200 Paramount Parkway, Morrisville, NC 27560, USA, or a possible successor in title shall provide an unlimited, irrevocable, absolute declaration of suretyship on first demand for the claim of severance payment to the Managing Director. The claim of the Managing Director for payment of the severance payment is heritable at once.

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Anspruch des Geschäftsführers auf Zahlung der Abfindung ist sofort vererblich.
(2) Die Abfindung ist wie folgt zu zahlen:	(2) The severance payment shall be paid as follows:

       a)  Die monatlichen Raten in Höhe von je EUR 27.625 für die Monate November 2011, Dezember 2011 und Januar 2012 werden gemeinsam durch eine Gesamtzahlung in Höhe von EUR 82.875 zum bei der Gesellschaft üblichen Zahlungszeitpunkt im Januar 2012, spätestens am 31. Januar 2012, gezahlt.

       a)  The monthly installments in the amount of EUR 27,625 each, for the months of November 2011, December 2011 and January 2012 will be jointly paid as an aggregate payment in the amount of EUR 82,875 effective at the regular pay period date of the Company in January 2012, at the latest on 31 January 2012.

       b)  Die monatlichen Raten in Höhe von je EUR 27.625 für die Monate Februar 2012 bis Oktober 2012 werden in den jeweiligen Monaten zum bei der Gesellschaft in diesen Monaten üblichen Zahlungszeitpunkt, spätestens jeweils zum Monatsletzten, als Einzelraten in Höhe von je EUR 27.625 gezahlt.

       b)  The monthly installments in the amount of EUR 27,625 each, for the months of February 2012 to October 2012 will be paid each month effective at the regular pay period date of the Company in the respective month, at the latest on the last day of the respective month, as individual installments in the amount of EUR 27,625 each.

       c)  Die monatlichen Raten für die Monate November 2012 bis April 2013 werden gemeinsam durch eine Gesamtzahlung in Höhe von EUR 165.750 zum bei der Gesellschaft üblichen Zahlungszeitpunkt im November 2012, spätestens am 30. November 2012, gezahlt.

       c)  The monthly installments for the months of November 2011 to April 2013 will be jointly paid as an aggregate payment in the amount of EUR 165,750 effective at the regular pay period date of the Company in November 2012, at the latest on 30 November 2012.

       d)  Die Fortzahlung der bisherigen von der Gesellschaft für den Geschäftsführer getragenen Krankenversicherungsbeiträge erfolgt durch eine pauschale Einmalzahlung in Höhe von EUR 4.878,18 zum bei der Gesellschaft üblichen Zahlungszeitpunkt im Juni 2012, spätestens am 30. Juni 2012.

       d)  Continued payment of the health insurance contributions previously borne by the Company for the managing director shall be effected by way of a fixed one-time payment in the amount of EUR 4,878.18 effective at the regular pay period date of the Company in June 2012 at the latest on 30 June 2012.

(3) Die Gesellschaft übernimmt keine Gewähr für die steuerliche Behandlung der	(3) The Company accepts no liability for the tax treatment of the severance payment by the

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Abfindungszahlung durch die Finanzbehörden. Etwaige anfallende Steuern auf die Abfindung sind vom Geschäftsführer zu tragen.	fiscal authorities. Any taxes which are due on the severance payment shall be borne by the managing director.
(4)  In Anwendung von Ziffer 7 des Attachment I zum Officer Severance Plan, welches diesem Vertrag vom Geschäftsführer unterschrieben als Anlage 1 beigefügt ist, unterliegt der Geschäftsführer bis zum 30.04.2013 dem dort beschriebenen Wettbewerbsverbot.

(4)  In implementation of Clause 7 of the Attachment I on the Officer Severance Plan, which is attached to this contract signed by the managing director as Annex 1, the managing director shall be subject to the non-compete clause described there until 30 April 2013.

§ 6 Reisekosten	§ 6 Travel Expenses

(1)  Der Geschäftsführer reicht alle offenen Reisekosten, die bis einschließlich 31.10.2011 angefallen sind, bis spätestens 31.10.2011 ein. Die Auszahlung der dem Geschäftsführer vertragsgemäß zustehenden Reisekosten durch die Gesellschaft erfolgt unter Anrechnung eines etwaigen Reisekostenvorschusses.

(1)  The Managing Director shall submit any outstanding travel expenses incurred up to and including 31 October 2011 no later than 31 October 2011. Any advance granted on travel expenses shall be deducted from the payment of any travel expenses due to the Managing Director under the contract.

(2) Weitere Reisekosten werden nicht erstattet. Ein nicht durch erstattungsfähige Reisekosten verbrauchter Reisekostenvorschuss ist unverzüglich an die Gesellschaft zurückzuzahlen.	(2) No further travel expenses will be reimbursed. Any advance on travel expenses which has not been used up by reimbursable travel expenses shall be paid back to the Company without undue delay.

§ 7 Herausgabe	§ 7 Return of Company Property

Der Geschäftsführer wird der Gesellschaft alle ihm von oder auf Veranlassung der Gesellschaft überlassenen, nicht bestimmungsgemäß an Dritte weitergegebenen/vernichteten Gegenstände, insbesondere sämtliche Geschäftsunterlagen, einschließlich Datenträger, private dienstliche Aufzeichnungen (auch Kopien davon), spätestens zum 31.07.2011 in ordnungsgemäßem Zustand

The Managing Director shall return to the Company any items provided to him by or at the instigation of the Company which have not been duly passed on to third parties/destroyed, in particular all business documents, including data carriers, private business records (including copies thereof) no later than 31 July 2011 in a proper condition to the Company for the attention of Ms. Judith Bar-

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am Sitz der Gesellschaft zu Händen Frau Judith Barnett zurückgeben. Schriftstücke und Unterlagen, die sein persönliches Vertragsverhältnis betreffen, dürfen von dem Geschäftsführer einmal kopiert und als Kopie zur Wahrnehmung seiner persönlichen Interessen behalten werden. Der Geschäftsführer wird der Gesellschaft die von ihm kopierten Dokumente schriftlich auflisten und diese Dokumente gesondert von den übrigen Gegenständen herausgeben. Soweit sich Unterlagen/Kopien auf privat gehörenden EDV-Geräten/Datenträgern des Geschäftsführers befinden, sind die Dateien auf Datenträger zu überspielen, die Datenträger wie die anderen Gegenstände an die Gesellschaft herauszugeben und die Daten auf der privaten EDV unverzüglich zu löschen. Zurückbehaltungsrechte sind ausgeschlossen.

nett. The Managing Director may make one copy of letters/documents concerning his contractual relationship and retain a copy thereof for the purpose of safeguarding his personal interests. The Managing Director shall provide the Company with a written list of the documents which he has copied and return these separately from the other items. Should there be any documents/copies on privately owned IT equipment/data carriers of the Managing Director the files shall be copied onto discs, the discs shall be returned to the Company in the same way as the other items and the files on private IT equipment shall be deleted without undue delay. There shall be no rights of retention.

§ 8 Laptop, Mobiltelefon	§ 8 Laptop, Mobile Phone

(1)  Während der Freistellung ist der Geschäftsführer befugt, folgende Einrichtungen der Gesellschaft kostenfrei zu nutzen: Laptop und Mobiltelefon. Er ist verpflichtet, Laptop und Mobiltelefon spätestens am 31.07.2011 an die Gesellschaft zurückzugeben. Zurückbehaltungsrechte sind ausgeschlossen.

(1)  During the period for which he is released from his duties the Managing Director shall be authorized to use the following facilities of the Company free of charge: laptop and mobile phone. He is obliged to return laptop and mobile phone to the Company on 31 July 2011 at the latest. There shall be no rights of retention.

(2)  Der Geschäftsführer ist berechtigt, seine bisher dienstlich genutzte Mobilfunknummer auch nach dem Rückgabetermin privat weiter zu nutzen. Dies ist nicht mit Kosten für die Gesellschaft verbunden. Sollten – auch nach dem Rückgabetermin – auf der Telefonnummer des Geschäftsführers Anrufe für die Gesellschaft eingehen, so verpflichtet sich der Geschäftsführer, diese an die Gesellschaft weiterzuleiten.

(2)  The Managing Director shall be entitled to continue to privately use his cell phone number previously used for business purposes also subsequent to the date of return. This is not associated with costs for the Company. Should calls come in for the Company on the Managing Director’s cell phone number - also subsequent to the date of return -, the managing director gives an undertaking to transfer such calls to the

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Company.

§ 9 Geheimhaltung	§ 9 Confidentiality

(1)  Die Vertragsparteien verpflichten sich hiermit, über den Anlass der Amtsniederlegung sowie über den Inhalt dieser Aufhebungsvereinbarung vorbehaltlich nachfolgender Ziffern Stillschweigen zu wahren. Diese Verschwiegenheitspflicht, die zeitlich unbegrenzt ist, gilt nicht, soweit

(1)  The contractual parties shall observe strict confidentiality with regard to the reasons which have occasioned the resignation from office and the content of this termination agreement subject to the following. This confidentiality obligation, on which there is no time limitation, shall not apply if

a) die Informationsweitergabe mit Zustimmung des durch die Verschwiegenheit zu Schützenden erfolgt oder in seinem Interesse zweifelsfrei erforderlich ist;	a) the information is disclosed with the consent of the party to be protected by the confidentiality or if such disclosure is undoubtedly necessary and in its interest;

b) eine gesetzliche Pflicht zur Auskunft besteht (z. B. gegenüber Finanz-/Arbeitsamt, Ehepartner);	b) there is a statutory obligation to provide information (e.g. towards the tax/employment authorities, spouse);

c) die jeweilige Information ohne Verletzung der dem jeweiligen Vertragsteil obliegenden Verschwiegenheitspflicht zum jeweiligen Zeitpunkt bereits allgemein bekannt geworden ist.	c) the respective information is already generally available without a breach of the confidentiality obligation incumbent on the respective party at the respective point in time.

(2)  Der Geschäftsführer wird über alle ihm anlässlich seiner Tätigkeit für die Gesellschaft zur Kenntnis gelangten, nicht allgemein bekannten geschäftlichen/persönlichen Angelegenheit der Gesellschaft, der mit ihr verbundenen Unternehmen und/oder von Mitarbeitern, Kunden und Lieferanten aller vorgenannten Gesellschaften, auch soweit diese Angelegenheit ihm gegenüber nicht ausdrücklich als vertraulich bezeichnet

(2)  The Managing Director shall observe confidentiality vis-à-vis third parties with regard to all business/personal matters of the Company, all affiliated companies and/or employees, customers and suppliers of all the above-mentioned companies which have become known to him in the course of his work for the Company and which are not generally known, even if he has not been expressly told that such matters are confidential. This confidentiality obligation is not

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wurden, Dritten gegenüber Stillschweigen bewahren. Auch diese Verschwiegenheitspflicht ist zeitlich unbegrenzt und vorbehaltlich der unter Abs. 1 Satz 2 geregelten Ausnahmen.	subject to a time restriction either and is subject to the exceptions set out under sentence 2 of para. (1).

§ 10 Zeugnis	§10 Reference

Der Geschäftsführer erhält von der Gesellschaft ein wohlwollendes, qualifiziertes Schlusszeugnis. Auf Verlangen wird ihm ein Zwischenzeugnis ausgestellt.	The Company shall provide the Managing Director with a favorable qualified final reference. On request he will be issued with an intermediate reference.

§ 11 Company Pension Plan	§ 11 Company Pension Plan

Die Parteien sind sich darüber einig, dass der Geschäftsführer die gemäß des Company Pension Plan erworbenen Ansprüche gemäß den Bestimmungen des Company Pension Plan ausüben kann.	The parties agree that the Managing Director will have access to vested monies in the company pension plan per the terms of the plan.

§ 12 Sozialleistungen	§ 12 Social Benefits

(1)  Dem Geschäftsführer ist bekannt, dass verbindliche Auskunft über steuerrechtliche und sozialversicherungsrechtliche Auswirkungen dieser Vereinbarung, insbesondere auch der Freistellung, nur die Sozialversicherungsträger und das Finanzamt erteilen.

(1)  The Managing Director is aware that binding information on the tax and social insurance implications of this agreement, in particular release from duties, may only be provided by the social insurance authority and the tax office.

(2)  Dem Geschäftsführer ist bekannt, dass die langfristige Freistellung zur Beendigung eines sozialversicherungsrechtlichen Beschäftigungsverhältnisses führen kann und die Sozialversicherungsträger ihm gegenüber insoweit zur Auskunft berufen

(2)  The Managing Director is aware that a long-term release from duties may lead to termination of an employment relationship which is subject to social insurance law and that the social insurance authority may and is obliged to require him to provide informa-

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und verpflichtet sind.	tion.

(3)  Dem Geschäftsführer ist insbesondere bekannt, dass er sich gemäß § 38 Abs. 1 SGB III spätestens drei Monate vor Beendigung des Arbeitsverhältnisses persönlich bei der Agentur für Arbeit arbeitssuchend zu melden hat. Liegen zwischen der Kenntnis des Beendigungszeitpunkts und der Beendigung des Arbeitsverhältnisses weniger als drei Monate, hat die Meldung innerhalb von drei Tagen nach Kenntnis des Beendigungszeitpunktes zu erfolgen. Andernfalls können Nachteile beim Bezug von Arbeitslosengeld entstehen.

(3)  The Managing Director has also been informed that under § 38 subparagraph 1 of the Social Code III (Sozialgesetzbuch III) he must report to the employment agency (Agentur für Arbeit) in person registering availability for employment three months at the latest before the end of the employment relationship. If there are less than three months between when he gains knowledge of the time when the employment relationship will end and the end of the employment relationship itself he/she must report as set out above within three days of when he gains knowledge of the time when the employment relationship will end. Failure to do this could adversely affect your entitlement to unemployment benefit.

§ 13 Entlastung/Erledigungsklausel	§ 13 Ratification of Acts/Settlement Clause

Die Vertragsparteien sind sich darüber einig, dass mit dieser Vereinbarung und den Regelungen, auf die diese Vereinbarung Bezug nimmt, insbesondere dem Officer Severance Plan, sämtliche Ansprüche der Parteien aus oder im Zusammenhang mit dem Anstellungsverhältnis und aus Anlass seiner Beendigung, gleich aus welchem Rechtsgrund, abschließend geregelt und nicht geregelte erledigt sind. Hiervon erfasst sind etwaige Ansprüche des Herrn Claudy gegen Unternehmen, die mit der Gesellschaft verbunden sind. Soweit hierin ein Verzicht liegt, wird dieser wechselseitig erklärt und angenommen.

The parties to the agreement agree that any claims of the parties arising from or associated with the service relationship and its termination, irrespective of legal reason, have been finally regulated under this Agreement and the provisions to which this Agreement refers, in particular the Officer Severance Plan, and that any which have not been regulated are also settled. This also applies to any claims of the Managing Director towards companies affiliated with the Company. Should this entail a waiver this shall be declared mutually and accepted.

§ 14 Schlussbestimmungen	§ 14 Final Provisions

(1) Eine Aufrechnung durch die Gesellschaft ist	(1) The Company may only make a set-off if its

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      ausgeschlossen, es sei denn, die Gegenforderung der Gesellschaft ist unbestritten oder rechtskräftig festgestellt. Der Gesellschaft steht ein Zurückbehaltungsrecht nur zu, soweit ihr Gegenanspruch auf demselben Vertragsverhältnis beruht.
counterclaim is undisputed or has become final and conclusive. The Company may only assert a right of retention if its counterclaim is based on the same contractual relationship.

(2) Die Kosten für die Rechtsberatung des Geschäftsführers in Zusammenhang mit der Verhandlung und dem Abschluss dieser Vereinbarung trägt die Gesellschaft in Höhe von bis zu EUR 5.000.	(2) The costs for legal advice to the Managing Director in connection with the negotiation and conclusion of this Agreement shall be borne by the Company up to EUR 5,000.

(3)  Schriftform/Nebenabreden: Nebenabreden wurden nicht getroffen. Etwaige früher getroffene Vereinbarungen (insbesondere Arbeits- und Dienstverhältnisse) werden hiermit gegenstandslos, es sei denn, auf diese wird in dieser Vereinbarung Bezug genommen. Änderungen und Ergänzungen dieses Vertrages bedürfen zu ihrer Wirksamkeit der Schriftform; die elektronische Form und die Textform sind ausgeschlossen. Satz 3 gilt auch für die Aufhebung, Änderung oder Ergänzung des Schriftformerfordernisses selbst. Individuelle Vereinbarungen haben stets Vorrang und gelten auch ohne Beachtung des Formerfordernisses (§ 305 b BGB).

(3)  Written Form/Collateral Agreements: No collateral agreements have been concluded. This Agreement shall deprive any previously concluded agreements (in particular, employment agreements and management agreements) of legal force unless this Agreement refers to it. Any amendments and additions to this Agreement must be made in written form to be valid; electronic form and text form are ruled out. Sentence 3 shall also apply to any revocation of, amendment to or addition to the written form requirement itself. Individual agreements shall always have priority and shall apply regardless of the written form requirement (§ 305 b of the Civil Code).

(4) Die deutsche Fassung dieses Vertrages ist maßgeblich.	(4) The German version of this Agreement shall be definitive.

(5)  Salvatorische Klausel: Sollten einzelne Bestimmungen dieses Vertrags ganz oder teilweise nichtig oder unwirksam sein oder werden, so wird dadurch die Wirksamkeit der übrigen Bestimmungen nicht berührt. An die Stelle von nicht einbezogenen oder unwirksamen Allgemeinen Geschäftsbedingungen tritt das Gesetzesrecht (§ 306 Abs. 2 BGB). Im Übrigen werden die Parteien anstelle der nichtigen oder unwirksamen Bestimmung

(5)  Severability clause: Should one or more provisions of this Agreement be or become invalid or unenforceable in whole or in part, this shall not affect the validity and enforceability of the remaining provisions of this Agreement. In place of any Standard Terms of Business (Allgemeine Geschäftsbedingungen) which are invalid or not incorporated in the Agreement the statutory provisions shall apply (§ 306 (2) of the German Civil Code (BGB)). In all other cases, the

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eine wirksame Regelung treffen, die ihr wirtschaftlich möglichst nahe kommt, soweit keine ergänzende Vertragsauslegung vorrangig oder möglich ist.
      parties shall agree a valid provision to replace the invalid or unenforceable provision which reflects as closely as possible the original economic purpose, provided a supplementary interpretation of the Agreement (ergänzende Vertragsauslegung) does not have precedence or is not possible.

(6) Inkrafttreten: Dieser Aufhebungsvertrag tritt mit Unterzeichnung in Kraft. Anlage 1 zu diesem Aufhebungsvertrag tritt zum Beendigungstermin, mithin mit Ablauf des 31.10.2011 in Kraft.	(6) Entering into effect: This Agreement takes effect when signed by both parties. Annex 1 to this Agreement takes effect when the Service Contract ends, that is with expiration of 31 October 2011.

N.C. , 28 April 2011	Griesheim , April 29th, ‘11

Place, Date	Place, Date

/s/ Stuart Kupinsky	/s/ W. Claudy
Stuart Kupinsky	Wolrad Claudy
Representative of the Shareholders

Annex 1
EMPLOYMENT SEPARATION AGREEMENT
     THIS EMPLOYMENT SEPARATION AGREEMENT (the “Agreement”), which includes Exhibit A incorporated herein by this reference, is entered into by and between TEKELEC, a California corporation (“Tekelec”), and Wolrad Claudy(“Former Employee”), and shall become effective when Wolrad Claudy ceases to be an employee and officer of Tekelec (the “Effective Date”).
RECITALS
     A. Wolrad Claudy ceases to be an employee and officer of Tekelec on October 31, 2011 (the “Termination Date”).
     B. Former Employee desires to receive severance benefits under Tekelec’s Officer Severance Plan dated ___ (the “Severance Plan”), which benefits are stated in the Severance Plan to be contingent upon, among other things, Former Employee’s entering into this Agreement and undertaking the obligations set forth herein.
     C. Tekelec and Former Employee desire to set forth their respective rights and obligations with respect to Former Employee’s separation from Tekelec and to finally and forever settle and resolve all matters concerning Former Employee’s past services to Tekelec.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, Tekelec and Former Employee hereby agree as follows:
1. DEFINITIONS
     As used herein, the following terms shall have the meanings set forth below:
     1.1. “Includes;” “Including.” Except where followed directly by the word “only,” the terms “includes” or “including” shall mean “includes, but is not limited to,” and “including, but not limited to,” respectively.
     1.2. “Severance Covered Period.” The term “Severance Covered Period” shall mean a period of time commencing upon the effective date of this Agreement and ending on the last day of the Change in Control Severance Period or General Severance Period, as applicable.
     1.3. Other Capitalized Terms. Capitalized terms (other than those specifically defined herein) shall have the same meanings ascribed to them in the Severance Plan.

2. MUTUAL REPRESENTATIONS, WARRANTIES AND COVENANTS
     Each party hereto represents, warrants and covenants (with respect to itself/himself only) to the other party hereto that, to its/his respective best knowledge and belief as of the date of each party’s respective signature below:
     2.1. Full Power and Authority. It/he has full power and authority to execute, enter into and perform its/his obligations under this Agreement; this Agreement, after execution by both parties hereto, will be a legal, valid and binding obligation of such party enforceable against it/him in accordance with its terms; it/he will not act or omit to act in any way which would materially interfere with or prohibit the performance of any of its/his obligations hereunder, and no approval or consent other than as has been obtained of any other party is necessary in connection with the execution and performance of this Agreement.
     2.2. Effect of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions hereby contemplated:
     (a) will not interfere or conflict with, result in a breach of, constitute a default under or violation of any of the terms, provisions, covenants or conditions of any contract, agreement or understanding, whether written or oral, to which it/he is a party (including, in the case of Tekelec, its bylaws and articles of incorporation each as amended to date) or to which it/he is bound;
     (b) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental agency or court having jurisdiction over such party; and
     (c) has not heretofore been assigned, transferred or granted to another party, or purported to assign, transfer or grant to another party, any rights, obligations, claims, entitlements, matters, demands or causes of actions relating to the matters covered herein.
3. CONFIDENTIALITY OBLIGATIONS DO NOT TERMINATE
     Former Employee acknowledges that any confidentiality, proprietary rights or nondisclosure agreement(s) in favor of Tekelec which he may have entered into in connection with his employment (collectively, the “Nondisclosure Agreement”) with Tekelec is understood to be intended to survive, and does survive, any termination of such employment, and accordingly nothing in this Agreement shall be construed as terminating, limiting or otherwise affecting any such Nondisclosure Agreement or Former Employee’s obligations thereunder. Without limiting the generality of the foregoing, no time period set forth in this Agreement shall be construed as shortening or limiting the term of any such Nondisclosure Agreement, which term shall continue as set forth therein.

4. BENEFITS
     4.1. Health Care Coverage Continuation.
     4.2. Tekelec (at its expense) will continue, for the duration of the Former Employee’s Severance Period, health care coverage for the Former Employee and his/her family members who are “qualified beneficiaries” (as such term is defined in the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under Tekelec’s group health plan(s) generally available during such period to employees participating in such plans(s) and at levels and contribution rates and with coverage no greater than those provided to such Former Employee as of the Termination Date. In the event the Former Employee and his or her family members become eligible for group health care coverage elsewhere on terms generally no less favorable to the Former Employee during the Severance Period, the Former Employee shall provide notice to Tekelec, and Tekelec reserves the right to discontinue paying for such coverage under Tekelec’s group health plans. Upon exhaustion of the later of the Former Employee’s Severance Period or the COBRA continuation period, or after Tekelec ceases paying for coverage (if applicable), such Former Employee may elect coverage under a conversion health plan available under Tekelec’s group health plan(s) from the Company’s health insurance carrier if and to the extent he/she is entitled to do so as a matter of right under federal or state law. Any expense associated with the continuation of any health care coverage beyond the Former Employee’s Severance Period will be the sole responsibility of the Former Employee.
     4.3. Other Benefit Plans. Except as otherwise expressly provided in this Section 4 or as required by applicable law, Former Employee shall have no right to continue his participation in any Tekelec benefit plan following such employee’s termination.
5. STOCK OPTIONS
     Exhibit A hereto sets forth any and all outstanding stock options, warrants and equity incentives and other rights to purchase capital stock or other securities of Tekelec which have been previously issued to Former Employee and which are outstanding as of the date hereof. Nothing in this Agreement shall alter or affect any of such outstanding stock options, warrants, equity incentives or rights or Former Employee’s rights or responsibilities with respect thereto, including but not limited to Former Employee’s rights to exercise any of his options, warrants, equity incentives or rights following the Termination Date.
6. [Not applicable, as regulated in the Termination Agreement]

7. NON-COMPETITION AND NON-SOLICITATION
     7.1. Subject and in addition to Former Employee’s existing fiduciary duties as a former officer and employee of Tekelec to the extent such continues under applicable law after Former Employee’s Termination Date, provided that Tekelec has not breached any of the terms of this Agreement or any other currently existing written agreements between Tekelec and Former Employee, Former Employee agrees until the earlier of (i) the completion of the Severance Covered Period or (ii) such date as Tekelec may terminate this Agreement for default hereunder:
     (a) Not to engage, either directly or indirectly, in any Competing Business Activity (as defined below) or be associated with a Competing Business Entity (as defined below) as an officer, director, employee, principal, consultant, lender, creditor, investor, agent or otherwise for any corporation, partnership, company, agency, person, association or any other entity; provided, however, that nothing contained herein shall prevent Former Employee from owning not more than 5% of the common equity and not more than 5% of the voting power of, or lending not more than $25,000 to, any Competing Business Entity or any business engaged in a Competing Business Activity; provided, further, that for purposes of this agreement, any equity ownership, voting control or lending activity of Former Employee shall be deemed to include that of (i) any family member or (ii) person or entity controlled by Former Employee;
     (b) Not to call upon or cause to be called upon, or solicit or assist in the solicitation of, in connection with any Competing Business Entity or Competing Business Activity, any entity, agency, person, firm, association, partnership or corporation that is a customer or account of Tekelec, currently and/or during the Severance Covered Period, for the purpose of selling, renting, leasing, licensing or supplying any product or service that is the same as, similar to or competitive with the products or services then being sold or developed by Tekelec;
     (c) Not to enter into an employment or agency relationship with a Competing Business Entity or involving a Competing Business Activity with any person who, at the time of such entry, is an officer, director, employee, principal or agent of or with respect to Tekelec; and

     (d) Not to induce or attempt to induce any person described in Section 7.1(c) to leave his employment, agency, directorship or office with Tekelec.
     7.2. For purposes of this Section 7, a “Competing Business Activity” shall mean any business activity of a person or entity (other than Tekelec) involving the development, design, manufacture, distribution, marketing, licensing, renting, leasing or selling within the Territory (as defined below) of products and services which are the same as, similar to or competitive with products or services of Tekelec then in existence or under development. For purposes hereof, the Territory shall include the United States of America, Canada, Central America, South America, Europe, Japan, Australia, Singapore and such other countries in which Tekelec then distributes, markets, licenses, rents, leases or sells its products or services. An entity as a whole shall be deemed to be a Competing Business Entity if it has one or more business activities involving the development, design, manufacture, distribution, marketing, licensing, renting, leasing or selling directly or indirectly within the Territory of products or services which are the same as, similar to or competitive with products or services of Tekelec then being sold or under development and if and only if the revenues derived directly or indirectly from engaging in such business activities by such entity represent either more than 3% of the entity’s revenues or at least $5 million in aggregate sales, or both, for the then-preceding 12-month period.
     7.3. The parties acknowledge that the provisions and obligations set forth in this Section 7 are an integral part of this Agreement and that in the event Former Employee breaches any of the provisions or obligations of this Section 7 or any other term, provision or obligation of this Agreement, then Tekelec, in addition to any other rights or remedy it may have at law, in equity, by statute or otherwise, shall be excused from its payment obligations to Former Employee under the Severance Plan and this Agreement.
8. CONFIDENTIAL INFORMATION AND TRADE SECRETS
     8.1. Former Employee hereby recognizes, acknowledges and agrees that Tekelec is the owner of proprietary rights in certain confidential sales and marketing information, programs, tactics, systems, methods, processes, compilations of technical and non-technical information, records and other business, financial, sales, marketing and other information and things of value. To the extent that any or all of the foregoing constitute valuable trade secrets and/or confidential and/or privileged information of Tekelec, Former Employee hereby further agrees as follows:
     (a) That, except with prior written authorization from Tekelec’s CEO, for purposes related to Tekelec’s best interests, he will not directly or indirectly duplicate, remove, transfer, disclose or utilize, nor knowingly allow any other person to duplicate, remove, transfer, disclose or utilize, any property, assets, trade secrets or other things of value, including, but not limited to, records, techniques, procedures, systems, methods, market research, new product plans and ideas, distribution arrangements, advertising and promotional materials, forms, patterns, lists of past, present or prospective customers, and data prepared for, stored in, processed by or obtained from, an automated information system belonging to or in the possession of Tekelec which are not intended for and have not been the subject of public disclosure. Former Employee agrees to safeguard all Tekelec trade secrets in his possession or known to him at all times so that they are not exposed to, or taken by, unauthorized persons and to exercise his reasonable efforts to assure their safekeeping. This subsection shall not apply to information that as of the date hereof is, or as of the date of such duplication, removal, transfer, disclosure or utilization (or the knowing allowing thereof) by Former Employee has (i) become generally known to the public or competitors of Tekelec (other than as a result of a breach of this Agreement); (ii) been lawfully obtained by Former Employee from any third party who has lawfully obtained such information without breaching any obligation of confidentiality; or (iii) been published or generally disclosed to the public by Tekelec. Former Employee shall bear the burden of showing that any of the foregoing exclusions applies to any information or materials.
     (b) That all improvements, discoveries, systems, techniques, ideas, processes, programs and other things of value made or conceived in whole or in part by Former Employee with respect to any aspects of Tekelec’s current or anticipated business while an employee of Tekelec are and remain the sole and exclusive property of Tekelec, and Former Employee has disclosed all such things of value to Tekelec and will cooperate with Tekelec to insure that the ownership by Tekelec of such property is protected. All of such property of Tekelec in Former Employee’s possession or control, including, but not limited to, all personal notes, documents and reproductions thereof, relating to the business and the trade secrets or confidential or privileged information of Tekelec has already been, or shall be immediately, delivered to Tekelec.
     8.2. Former Employee further acknowledges that as the result of his prior service as an officer and employee of Tekelec, he has had access to, and is in possession of, information and documents protected by the attorney-client privilege and by the attorney work product doctrine. Former Employee understands that the privilege to hold such information and documents confidential is Tekelec’s, not his personally, and that he will not disclose the information or documents to any person or entity without the express prior written consent of the CEO or Board of Tekelec unless he is required to do so by law.
     8.3. Former Employee’s obligations set forth in this Section 8 shall be in addition to, and not instead of, Former Employee’s obligations under any written Nondisclosure Agreement.
9. ENFORCEMENT OF SECTIONS 7 AND 8
     Former Employee hereby acknowledges and agrees that the services rendered by him to Tekelec in the course of his prior employment were of a special and unique character, and that breach by him of any provision of the covenants set forth in Sections 7 and 8 of this Agreement will cause Tekelec irreparable injury and damages. Former Employee expressly agrees that Tekelec shall be entitled, in addition to all other remedies available to it whether at law or in equity, to injunctive or other equitable relief to secure their enforcement.
     The parties hereto expressly agree that the covenants contained in Sections 7 and 8 hereof are reasonable in scope, duration and otherwise; however, if any of the restraints provided in said covenants are adjudicated to be excessively broad as to geographic area or time or otherwise, said restraint shall be reduced to whatever extent is reasonable and the restraint shall be fully enforced in such modified form. Any provisions of said covenants not so reduced shall remain in full force and effect.

10. PROHIBITION AGAINST DISPARAGEMENT
     10.1. Former Employee agrees that for a period of two years following the Effective Date any communication, whether oral or written, occurring on or off the premises of Tekelec, made by him or on his behalf to any person or entity (including, without limitation, any Tekelec employee, customer, vendor, supplier, any competitor, any media entity and any person associated with any media) which in any way relates to Tekelec (or any of its subsidiaries) or to Tekelec’s or any of its subsidiaries’ directors, officers, management or employees: (a) will be truthful; and (b) will not, directly or indirectly, criticize, disparage, or in any manner undermine the reputation or business practices of Tekelec or its directors, officers, management or employees.
     10.2. The only exceptions to Section 10.1 shall be: (a) truthful statements privately made to (i) the CEO of Tekelec, (ii) any member of Tekelec’s Board, (iii) Tekelec’s auditors, (iv) inside or outside counsel of Tekelec, (v) Former Employee’s counsel or (vi) Former Employee’s spouse; (b) truthful statements lawfully compelled and made under oath in connection with a court or government administrative proceeding; and (c) truthful statements made to specified persons upon and in compliance with prior written authorization from Tekelec’s CEO or Board to Former Employee directing him to respond to inquiries from such specified persons.
11. COOPERATION
     Former Employee agrees that for a period of five years commencing with the Effective Date he will cooperate fully and reasonably with Tekelec in connection with any future or currently pending matter, proceeding, litigation or threatened litigation: (1) directly or indirectly involving Tekelec (which, for purposes of this section, shall include Tekelec and each of its current and future subsidiaries, successors or permitted assigns); or (2) directly or indirectly involving any director, officer or employee of Tekelec (with regard to matters relating to such person(s) acting in such capacities with regard to Tekelec business). Such cooperation shall include making himself available upon reasonable notice at reasonable times and places for consultation and/or to testify truthfully (at Tekelec’s expense for reasonable, pre-approved out-of-pocket travel costs plus a daily fee equal to one-twentieth of his monthly severance compensation under Section 6.2 hereof for each full or partial day during which Former Employee makes himself so available) in any action as reasonably requested by the CEO or the Board of Directors. Former Employee further agrees to immediately notify Tekelec’s CEO in writing in the event that he receives any legal process or other communication purporting to require or request him to produce testimony, documents, information or things in any manner related to Tekelec, its directors, officers or employees, and that he will not produce testimony, documents, information or other things with regard to any pending or threatened lawsuit or proceeding regarding Tekelec without giving Tekelec prior written notice of the same and reasonable time to protect its interests with respect thereto. Former Employee further promises that when so directed by the CEO or the Board of Directors, he will make himself available to attend any such legal proceeding and will truthfully respond to any questions in any manner concerning or relating to Tekelec and will produce all documents and things in his possession or under his control which in any manner concern or relate to Tekelec. Former Employee covenants and agrees that he will immediately notify Tekelec’s CEO in writing in the event that he breaches any of the provisions of Sections 7, 8, 10 or 11 hereof.

12. SOLE ENTITLEMENT
     Former Employee acknowledges and agrees that his sole entitlement to compensation, payments of any kind, monetary and nonmonetary benefits and perquisites with respect to his prior Tekelec relationship (as an officer and employee) is as set forth in the Termination Agreement, the Severance Plan, this Agreement, the Company’s bonus plan for officers as in effect from time to time, stock option and warrant agreements, and COBRA.
13. RELEASE OF CLAIMS
     13.1. General. Former Employee does hereby and forever release and discharge Tekelec and the predecessor corporation of Tekelec as well as the successors, current, prior or future shareholders of record, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys, insurers and representatives of each of them, past, present or future, from any and all cause or causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities and demands of any kind or character whatsoever, whether known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal agency, court or other governmental entity which are existing on or arising prior to the date of this Agreement and which, directly or indirectly, in whole or in part, relate or are attributable to, connected with, or incidental to the previous employment of Former Employee by Tekelec, the separation of that employment, and any dealings between the parties concerning Former Employee’s employment existing prior to the date of execution of this Agreement, excepting only those obligations expressly recited herein or to be performed hereunder. Nothing contained in this Section 12 shall affect any rights, claims or causes of action which Former Employee may have (1) with respect to his outstanding stock options, warrants or other stock subscription rights to purchase Tekelec Common Stock or other securities under the terms and conditions thereof; (2) as a shareholder of Tekelec; (3) to indemnification by Tekelec, to the extent required under the provisions of Tekelec’s Articles of Incorporation, Tekelec’s Bylaws, the California General Corporation Law, insurance or contracts, with respect to matters relating to Former Employee’s prior service as a director, an officer, employee and agent of Tekelec; (4) with respect to his eligibility for severance payments under the Severance Plan or the Termination Agreement; and (5) to make claims against or seek indemnification or contribution from anyone not released by the first sentence of this Section 12 with respect to any matter or anyone released by the first sentence of this Section 12 with respect to any matter not released thereby; or (6) with respect to Tekelec’s performance of this Agreement. Further, Former Employee waives specifically any and all rights or claims Former Employee has or may have under the ADEA and/or the OWBPA, and acknowledges that such waiver is given voluntarily in exchange for certain consideration included in the severance benefits being paid pursuant to this Agreement.
     13.2. Waiver of Unknown Claims. Former Employee acknowledges that he is aware that he may hereafter discover claims or facts different from or in addition to those he now knows or believes to be true with respect to the matters herein released, and he agrees that this release shall be and remain in effect in all respects a complete general release as to the matters released and all claims relative thereto which may exist or may heretofore have existed, notwithstanding any such different or additional facts. Former Employee acknowledges that he has been informed of Section 1542 of the Civil Code of the State of California, and does hereby expressly waive and relinquish all rights and benefits which he has or may have under said Section (or any similar state statute), which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
     13.3. Covenant Not to Sue on Matters Released. Former Employee covenants that he will not make, assert or maintain against any person or entity that Former Employee has released in this Agreement, any claim, demand, action, cause of action, suit or proceeding arising out of or in connection with the matters herein released, including but not limited to any claim or right under the ADEA, the OWBPA, or any other federal or state statute or regulation. Former Employee represents and warrants that he has not assigned or transferred, purported to assign or transfer, and will not assign or transfer, any matter or claim herein released. Former Employee represents and warrants that he knows of no other person or entity which claims an interest in the matters or claims herein released. Former Employee agrees to, and shall at all times, indemnify and hold harmless each person and entity that Former Employee has released in this Agreement against any claim, demand, damage, debt, liability, account, action or cause of action, or cost or expense, including attorneys’ fees, resulting or arising from any breach of the representations, warranties and covenants made herein.
14. ASSIGNMENT
     Former Employee represents and warrants that he has not heretofore assigned, transferred or granted or purported to assign, transfer or grant any claims, entitlement, matters, demands or causes of action herein released, disclaimed, discharged or terminated, and agrees to indemnify and hold harmless Tekelec from and against any and all costs, expense, loss or liability incurred by Tekelec as a consequence of any such assignment, transfer or grant.
15. [not applicable]
16. MISCELLANEOUS
     16.1. Notices. All notices and demands referred to or required herein or pursuant hereto shall be in writing, shall specifically reference this Agreement and shall be deemed to be duly sent and given upon actual delivery to and receipt by the relevant party (which notice, in the case of Tekelec, must be from an officer of Tekelec) or five days after deposit in the U.S. mail by certified or registered mail, return receipt requested, with postage prepaid, addressed as follows (if, however, a party has given the other party due notice of another address for the sending of notices, then future notices shall be sent to such new address):

(a) If to Tekelec:	Tekelec 5200 Paramount Parkway Morrisville, North Carolina 27560 Attn: Chief Executive Officer

With a copy to:	General Counsel Tekelec 5200 Paramount Parkway Morrisville, North Carolina 27560 -and- Katherine Ashton Bryan Cave LLP 120 Broadway, Suite 300 Santa Monica, California 90401-2386

(b) If to Former Employee:
     16.2. Legal Advice and Construction of Agreement. Both Tekelec and Former Employee have received (or have voluntarily and knowingly elected not to receive) independent legal advice with respect to the advisability of entering into this Agreement and with respect to all matters covered by this Agreement and neither has been entitled to rely upon or has in fact relied upon the legal or other advice of the other party or such other party’s counsel (or employees) in entering into this Agreement.
     16.3. Parties’ Understanding. Tekelec and Former Employee state that each has carefully read this Agreement, that it has been fully explained to it/him by its/his attorney (or that it/he has voluntarily and knowingly elected not to receive such explanation), that it/he fully understands its final and binding effect, that the only promises made to it/him to sign the Agreement are those stated herein, and that it/he is signing this Agreement voluntarily.
     16.4. Recitals and Section Headings. Each term of this Agreement is contractual and not merely a recital. All recitals are incorporated by reference into this Agreement. Captions and section headings are used herein for convenience only, are not part of this Agreement and shall not be used in interpreting or construing it.
     16.5. Entire Agreement. This Agreement together with the Termination Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. Notwithstanding the foregoing, the parties understand and agree that any Nondisclosure Agreement and all other written agreements between Former Employee and

Tekelec are separate from this Agreement and, subject to the terms and conditions of each such agreement, shall survive the execution of this Agreement, and nothing contained in this Agreement shall be construed as affecting the rights or obligations of either party set forth in such agreements.
     16.6. Severability. In the event any provision of this Agreement or the application thereof to any circumstance shall be determined by arbitration pursuant to Section 16.10 of this Agreement or held by a court of competent jurisdiction to be invalid, illegal or unenforceable, or to be excessively broad as to time, duration, geographical scope, activity, subject or otherwise, it shall be construed to be limited or reduced so as to be enforceable to the maximum extent allowed by applicable law as it shall then be in force, and if such construction shall not be feasible, then such provision shall be deemed to be deleted herefrom in any action before that court, and all other provisions of this Agreement shall remain in full force and effect.
     16.7. Amendment and Waiver. This Agreement and each provision hereof may be amended, modified, supplemented or waived only by a written document specifically identifying this Agreement and signed by each party hereto. Except as expressly provided in this Agreement, no course of dealing between the parties hereto and no delay in exercising any right, power or remedy conferred hereby or now or hereafter existing at law, in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such rights, power or remedy.
     16.8. Cumulative Remedies. None of the rights, powers or remedies conferred herein shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred herein or now or hereafter available at law, in equity, by statute or otherwise.
     16.9. Specific Performance. Each party hereto may obtain specific performance to enforce its/his rights hereunder and each party acknowledges that failure to fulfill its/his obligations to the other party hereto would result in irreparable harm.
     16.10. Arbitration. Except for the right of either party to apply to a court of competent jurisdiction for a Temporary Restraining Order to preserve the status quo or prevent irreparable harm, any dispute or controversy between Tekelec and Former Employee under this Agreement involving its interpretation or the obligations of a party hereto shall be determined by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, in the County of Wake, State of North Carolina.
     Arbitration may be conducted by one impartial arbitrator by mutual agreement. In the event that the parties are unable to agree on a single arbitrator within 30 days of first demand for arbitration, the arbitration shall proceed before a panel of three arbitrators, one of whom shall be selected by Tekelec and one of whom shall be selected by Former Employee, and the third of whom shall be selected by the two arbitrators selected. All arbitrators are to be selected from a panel provided by the American Arbitration Association. The arbitrators shall have the authority to permit discovery, to the extent deemed appropriate by the arbitrators, upon request of a party. The arbitrators shall have no power or authority to add to or, except as otherwise provided by Section 16.6 hereof, to detract from the agreements of the parties, and the prevailing party shall recover costs and attorneys’ fees incurred in arbitration. The arbitrators shall have the authority to grant injunctive relief in a form substantially similar to that which would otherwise be granted by a court of law. The arbitrators shall have no authority to award punitive or consequential damages. The resulting arbitration award may be enforced, or injunctive relief may be sought, in any court of competent jurisdiction. Any action arising out of or relating to this Agreement may be filed only in the Superior Court of the County of Wake, North Carolina or the United States District Court for the Eastern District of North Carolina.
     16.11. North Carolina Law and Location. This Agreement was negotiated, executed and delivered within the State of North Carolina, and the rights and obligations of the parties hereto shall be construed and enforced in accordance with and governed by the internal (and not the conflict of laws) laws of the State of North Carolina applicable to the construction and enforcement of contracts between parties resident in North Carolina which are entered into and fully performed in North Carolina. Any action or proceeding arising out of, relating to or concerning this Agreement that is not subject to the arbitration provisions set forth in Section 16.10 above shall be filed in the state courts of the County of Wake, State of North Carolina or in a United States District Court for the Eastern District of North Carolina and in no other location. The parties hereby waive the right to object to such location on the basis of venue.
     16.12. Attorneys’ Fees. In the event a lawsuit is instituted by either party concerning a dispute under this Agreement, the prevailing party in such lawsuit shall be entitled to recover from the losing party all reasonable attorneys’ fees, costs of suit and expenses (including the reasonable fees, costs and expenses of appeals), in addition to whatever damages or other relief the injured party is otherwise entitled to under law or equity in connection with such dispute.
     16.13. Force Majeure. Neither Tekelec nor Former Employee shall be deemed in default if its/his performance of obligations hereunder is delayed or become impossible or impracticable by reason of any act of God, war, fire, earthquake, strike, civil commotion, epidemic, or any other cause beyond such party’s reasonable control.
     16.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     16.15. Successors and Assigns. Neither party may assign this Agreement or any of its rights or obligations hereunder (including, without limitation, rights and duties of performance) to any third party or entity, and this Agreement may not be involuntarily assigned or assigned by operation of law, without the prior written consent of the non-assigning party, which consent may be given or withheld by such non-assigning party in the sole exercise of its discretion, except that Tekelec may assign this Agreement to a corporation acquiring: (1) 50% or more of Tekelec’s capital stock in a merger or acquisition; or (2) all or substantially all of the assets of Tekelec in a single transaction; and except that Former Employee may transfer or assign his rights under this Agreement voluntarily, involuntarily or by operation of law upon or as a result of his death to his heirs, estate and/or personal representative(s). Any prohibited assignment shall be null and void, and any attempted assignment of this Agreement in violation of this section shall constitute a material breach of this Agreement and cause for its termination by and at the election of the other party hereto by notice.

This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each person or entity released pursuant to Section 12 hereof and, except as otherwise provided herein, their respective legal successors and permitted assigns.
     16.16. Payment Procedure. Except as otherwise explicitly provided herein or in the Severance Plan, all payments by Tekelec to Former Employee or by Former Employee to Tekelec due hereunder may be by, at the paying party’s election, cash, wire transfer or check. Except as explicitly provided herein or in the Severance Plan, neither party may reduce any payment or obligation due hereunder by any amount owed or believed owed to the other party under any other agreement, whether oral or written, now in effect or hereafter entered into.
     16.17. Survival. The definitions, representations and warranties herein as well as obligations set forth in Sections 7, 8 and 10-16 shall survive any termination of this Agreement for any reason whatsoever.
     16.18. No Admission. Neither the entry into this Agreement nor the giving of consideration hereunder shall constitute an admission of any wrongdoing by Tekelec or Former Employee.
     16.19. Limitation of Damages. Except as expressly set forth herein, in any action or proceeding arising out of, relating to or concerning this Agreement, including any claim of breach of contract, liability shall be limited to compensatory damages proximately caused by the breach and neither party shall, under any circumstances, be liable to the other party for consequential, incidental, indirect or special damages, including but not limited to lost profits or income, even if such party has been apprised of the likelihood of such damages occurring.
     16.20. Pronouns. As used herein, the words “he”, “him”, “his” and “himself” shall be deemed to refer to the feminine as the identity of the person referred to and the context may require.
17. [not applicable]

TEKELEC		Wolrad Claudy

By:	/s/ Stuart Kupinsky	Signature: /s/ W. Claudy
Print Name: Stuart Kupinsky
Print Title: General Counsel
Date: 28 April , 2011		Date: April 29th , 2011

EXHIBIT A
OUTSTANDING STOCK PURCHASE RIGHTS

Maximum
Number of
Shares
Type of Security		Currently
[e.g., stock option, SAR, RSU		Purchasable or	Purchase Price	Termination
warrant, etc.]	Date Issued	Issuable	Per Share	Date